Exhibit 99.1

SINOHUB, INC. ANNOUNCES 2012 FIRST QUARTER FINANCIAL RESULTS
Q1 revenue increased 62.7% year-over-year to US$61.8 million; lower margins and increased bad debt reserves result in Q1 loss of US$2.2 million

SHENZHEN, China, May 15, 2012 – SinoHub, Inc. (“SinoHub” or the “Company”), (NYSE Amex: SIHI), an electronics company whose main growth driver is manufacturing and distributing custom, private-label mobile phones and tablets, today announced its unaudited financial results for the first quarter ended March 31, 2012.

FIRST QUARTER 2012 FINANCIAL HIGHLIGHTS

–	Total net sales increased 62.7% year-over-year to US$61.8 million in the first quarter of 2012 compared to US$38.0 million in the first quarter of 2011.
–	Gross profit was US$1.6 million compared to US$7.7 million in the same quarter in 2011. Gross margin was 2.6% compared to 20.3% in the first quarter of 2011.
–	Cash provided by operations was US$1.8 million, compared with US$4.4 million in the first quarter of 2011.
–	There was a net loss of US$2.2 million in the first quarter of 2012, compared to net income of US$3.5 million in the first quarter of 2011.
–	Net loss per basic and diluted share were both US$0.07, compared to net income of US$0.12 per basic and diluted share, in the first quarter of 2011.

BUSINESS HIGHLIGHTS:

Commenting on the results, SinoHub’s CEO, Mr. Harry Cochran said, “Our results for the quarter demonstrate both the continuing challenges that we face following the loss of our largest ICM customer in the second quarter of 2011 and the progress that we have made in the strategic repositioning of SinoHub as a custom mobile device manufacturer operating on a global basis.  Our top line grew significantly in the first quarter but our bottom line continued to be impacted by the lower-margin business we accepted in order to utilize our capacity in the wake of the loss of certain higher margin business we had originally expected. This continues to be a challenge for us.  Market conditions in our ECSS business are also challenging as margins have continued to suffer from intense competition and fewer profitable arbitrage opportunities.  With the growth in sales and the resulting growth in receivables in the first quarter in a challenging economic environment, we assessed our accounts receivable and increased our bad debt reserve, which was the primary contributor to our loss for the quarter. .  However, we are pleased to see the continued expansion of our ICM customer base and significant growth in ICM revenue. ICM accounted for approximately 77.6% of our total net revenues for the first quarter, a significant increase on a sequential and year-over-year basis.  As we have previously announced, we are strategically realigning our business by de-emphasizing the ECSS business segment due to the long-term structural challenges in that market, while placing greater focus on the development of our ICM segment, the global market for which is expected to continue growing at a healthy rate. We believe that a key challenge for us is to generate sales opportunities and scale which will allow us to improve our margins.

“A key element of this strategic realignment is our planned expansion into new markets in Brazil and the Americas.  As previously announced, we signed a Joint Venture Agreement with Ciao Telecom, Inc. on February 13, 2012 to build a factory to manufacture mobile phones and tablets in Brazil.  While our efforts to acquire all necessary approvals and secure funding for the factory project are ongoing, we have already commenced our marketing efforts in Brazil for imported mobile phones and tablets manufactured at our facility in Shenzhen, PRC and hope to generate sales in the coming months.  We continue to work with our joint venture partner and the local government authorities in Brazil to move the manufacturing facility construction project forward, and are optimistic on the long-term prospects for this new initiative.  At the same time, we are working to further expand our customer base in ICM, especially for higher margin custom mobile phones and tablets in our core markets in Southeast Asia.  While we expect to face continuing near-term headwinds as we effectuate our strategic realignment and work to sign higher margin and higher value ICM customers, we believe that our competitive advantages in ICM and the growth in the worldwide market for white-box mobile devices present us with attractive opportunities to deliver increasing value to our shareholders over time.”

FIRST QUARTER 2012 FINANCIAL RESULTS

Net Sales
Net sales for the first quarter of 2012 were US$61.8 million, representing an increase of 62.7% from US$38.0 million in the first quarter of 2011. The year-over-year increase was primarily attributable to the continued shift of focus and resultant growth in the ICM business. Sales in the ICM business segment in the first quarter of 2012 were US$48.0 million, representing an increase of 191.8% from US$16.4 million in the first quarter of 2011.  The increase in ICM revenue for the quarter is in line with the Company’s strategy to emphasize the ICM segment and demonstrates the Company’s continued success in growing its ICM customer base.

Net sales from the electronic component sales and supply chain management services segment (collectively ECSS) for the first quarter of 2012 were US$13.8 million, a year-over-year decrease of 35.8% from US$21.5 million in the first quarter of 2011. The primary reason for the decrease in the ECSS business segment was SinoHub’s previously stated decision to shift emphasis away from ECSS and towards the ICM business.

Gross Profit and Margin

Gross profit for the first quarter was US$1.6 million, down 79.2% from US$7.7 million in the first quarter of 2011. Gross margin for the quarter was 2.6%, down from 20.3% in the first quarter of 2011.  These decreases were the result of three main factors: 1) a more difficult environment in ECSS caused by a lack of a dominant company in the 3G market reducing opportunities for arbitrage and tightening of credit terms by Chinese banks leading to customers requesting longer payment terms and making collections more difficult; 2) the Company continuing to offer price incentives to gain new customers in ICM; and 3) the Company taking on more business where it provides pure contract manufacturing, an inherently low margin business, in order to maximize capacity utilization at its ICM manufacturing facility.

Operating Expenses
Operating expenses, including selling, general and administrative (SG&A) expenses, depreciation and provision for bad debts were US$4.0 million, compared to US$3.2 million in the first quarter of 2011, representing an increase of 23.4%.  The increased provision for bad debts of US$1.6 million in the first quarter of 2012 based on market conditions more than offset the year-over-year decrease in SG&A, which was primarily due to lower fees for services and tighter cost control.

Income from Operations
The Company recorded a loss from operations of US$2.4 million in the first quarter of 2012, compared to operating income of US$4.5 million in the first quarter of 2011.

Income Taxes
The Company recorded US$235,000 of income tax expenses in the first quarter of 2012 versus US$1.5 million of income tax expenses recorded in the corresponding period in 2011. Income taxes were levied on profitable subsidiaries with no corresponding tax offset from subsidiaries with losses on consolidation.  The Company’s subsidiaries in China are subject to Chinese income tax at 25% in 2012 versus a special rate of 24% in 2011.  Income tax estimates in interim periods have varied as the Company has adjusted provisions and accruals in light of actual tax filings.

Net Income
Net loss attributable to SinoHub’s shareholders was US$2.2 million, compared to net income of US$3.5 million in the first quarter of 2011.  The net loss margin was 3.6%, as compared to a net income margin of 9.2% in the first quarter of 2011.

Foreign Currency Translation Gain and Comprehensive Net Income
The Company recorded US$185,000 of foreign currency translation loss in the first quarter of 2012, compared to a foreign currency gain of US$601,000 in the first quarter of 2011.  Comprehensive net loss (net loss plus foreign currency translation loss) attributable to SinoHub’s shareholders was US$2.4 million, compared to comprehensive net income of US$4.1 million in the first quarter of 2011.  Net loss margin on comprehensive net income for the first quarter of 2012 was 3.9%, as compared to net margin of 10.8% in the first quarter of 2011. Net loss per basic and diluted shares were both US$0.07, compared to net income of US$0.12 per basic and diluted share, in the first quarter of 2011, based on a weighted average of 33.5 million basic and diluted shares outstanding.

Liquidity and Capital Resources
As of March 31, 2012, the Company had US$7.2 million in cash and cash equivalents, a decrease from US$14.0 million as of March 31, 2011 resulting largely from investments made in plant and equipment in 2011. The Company had working capital of US$75.5 million on March 31, 2012, decreased from US$77.9 million on December 31, 2011, and a current ratio of 1.6 to 1 on March 31, 2012.

As of March 31, 2012, the Company had approximately US$24.6 million available to borrow under its credit facilities.

As of March 31, 2012, the net amount of cash used in the Company’s operating activities was US$1.8 million, which primarily included the loss from operations plus a US$32.8 million increase in accounts receivable, which was partially offset by a reduction in inventory and the increased provision for bad debts.  For the three months ended March 31, 2011, the net amount of cash used in the Company’s operating activities was $4.4 million, which primarily included earnings from operations that were offset by an increase in inventory and accounts receivable.

As of March 31, 2012, inventories were approximately US$15.0 million and accounts receivable were US$71.2 million, compared to approximately US$43.1 million and US$40.0 million on December 31, 2011, respectively. The decrease in inventory was related to lower than normal finished goods inventory.

Full-year 2012 Revenue Guidance

The Company reconfirms its previously given full-year 2012 revenue guidance of approximately $200 million, compared to $196.2 million for the full-year 2011, with the expectation of continued growth in our ICM business accompanied by a  continued decline in our ECSS business.  The forecasts reflect the Company’s current and preliminary view, which is subject to change.

BUSINESS OUTLOOK

SinoHub remains focused on the expansion of its ICM business segment by broadening and deepening its customer base in Southeast Asia and by entering new markets (primarily North and South America). The Company continues to work on the development of its joint venture CiaoHub in Brazil, and intends to build a factory there to produce mobile phones and tablets, subject to receipt of sufficient financing.  In the meantime, the Company will continue its ongoing marketing efforts in Brazil with its partner Ciao Telecom for imported mobile phones manufactured by SinoHub in China.

CONFERENCE CALL

SinoHub’s senior management will host a conference call at 7:00 am (Pacific) / 10:00 am (Eastern) / 10:00 pm (Beijing/Hong Kong) on Wednesday, May 16, 2012 to discuss the Company’s 2012 first quarter financial results and recent business activity. To access the live teleconference, please dial +1-888-549-7704 (US) or +1-480-629-9810 (International), and reference the passcode 4539750. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available shortly after the call until 11:59 pm , May 23, 2012, by dialing +1-877-870-5176 (US) or +1-858-384-5517 (International) and entering the passcode 4539750.

A listen-only webcast of the conference call will also be available on the investor relations page of SinoHub’s website at: http://www.sinohub.com.

About SinoHub, Inc. (NYSE Amex: SIHI)
SinoHub, Inc. (NYSE Amex: SIHI) is an electronics company based in Shenzhen, PR China which services clients worldwide. The Company’s integrated contract manufacturing (ICM) business unit is currently focused on providing custom, private label mobile phones and tablets to customers in developing countries. This ICM segment is capitalizing on a trend by carriers and distributors to offer their own brands with features and functionality targeted at their local markets, including 3G smart phones, at competitive price points. The Company’s electronic component sales and services (ECSS) business unit provides procurement-fulfillment, spot component sales and supply chain management (SCM) services to manufacturers and design houses.  The Company’s SCM services include warehousing, delivery, import/export, and give its customers total transparency into their supply chains by delivering SinoHub SCM, a proprietary, Web-based software platform the company has been using for almost ten years. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2chips.com.

Cautionary Statement Regarding Forward-looking Information
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements, or our published guidance, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company’s ability to expand its manufacturing operations as well as its customer base, the ability to access capital for such expansion, assumptions concerning future economic and competitive conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Except as required by law, the Company assumes no obligation to update, revise or supplement any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, subsequent events, changes in the Company’s expectations or otherwise.   The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others. For further information on factors which could impact SinoHub and the statements contained herein, see the "Risk Factors" included in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 30, 2012.

Contacts:

SinoHub, Inc. Grace Wang Tel: + 86-755-2661-1080 Email: grace.wang@sinohub.com	Investor Relations (Hong Kong) Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: sinohub@taylor-rafferty.com
Investor Relations (US) Bryan Degnan Taylor Rafferty Tel: +1-212-889-4350 Email: sinohub@taylor-rafferty.com

- Financial Tables to Follow -

SINOHUB, INC. AND SUBSIDIARIES
CONDENDED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,169,000	$7,743,000
Restricted cash	95,799,000	65,019,000
Accounts receivable, net	71,210,000	39,951,000
Deposit with suppliers	692,000	393,000
Inventories, net	15,012,000	43,112,000
Prepaid expenses and other current assets	697,000	705,000
Other tax refundable	6,053,000	7,448,000
Other tax recoverable	728,000	2,561,000
Total current assets	197,360,000	166,932,000

PROPERTY AND EQUIPMENT, NET	10,307,000	11,271,000
LONG TERM INVESTMENT	19,000	-
TOTAL ASSETS	$207,686,000	$178,203,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$6,073,000	$7,720,000
Customer deposits	1,663,000	658,000
Accrued expenses and other current liabilities	1,292,000	1,587,000
Bank borrowings	98,117,000	68,681,000
Collateralized bank advances	11,579,000	8,408,000
Capital lease obligations – current portion	761,000	798,000
Income and other taxes payable	2,350,000	1,947,000
Total current liabilities	121,835,000	89,799,000

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	214,000	452,000
Warrant derivatives	212,000	225,000
Total long term liabilities	426,000	677,000

TOTAL LIABILITIES	122,261,000	90,476,000

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 33,454,903 and 33,454,903 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	33,000	33,000
Additional paid-in capital	30,968,000	30,868,000
Retained earnings
Unappropriated	46,567,,000	48,785,000
Appropriated	1,126,000	1,125,000
Accumulated other comprehensive income	6,731,000	6,916,000
Total stockholders’ equity	85,425,000	87,727,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,686,000	$178,203,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended March 31
	2012	2011

NET SALES
ECSS	$13,810,000	$21,526,000
ICM	47,977,000	16,442,000
Total net sales	61,787,000	37,968,000
COST OF SALES
ECSS	13,395,000	17,310,000
ICM	46,793,000	12,972,000
Total cost of sales	60,188,000	30,282,000

GROSS PROFIT	1,599,000	7,686,000

OPERATING EXPENSES
Selling, general and administrative	1,798,000	2,713,000
Depreciation	627,000	466,000
(Write back of allowance for doubtful accounts) Provision for bad debts	1,562,000	52,000
Total operating expenses	3,987,000	3,231,000

INCOME FROM OPERATIONS	(2,388,000)	4,455,000

OTHER INCOME (EXPENSE)
Interest expense	(744,000)	(490,000)
Interest income	645,000	342,000
Changes in fair values of warrant derivatives	14,000	511,000
Other, net	490,000	227,000
Total other income, net	405,000	590,000

INCOME BEFORE INCOME TAXES	(1,983,000)	5,045,000
Income tax expense	235,000	1,502,000

NET (LOSS) INCOME	(2,218,000)	3,543,000

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation gain	(185,000)	601,000

COMPREHENSIVE (LOSS) INCOME	$(2,403,000)	$4,144,000

SHARE AND PER SHARE DATA
Net (loss) income per share-basic	$(0.07)	$0.12
Weighted average number of shares-basic	33,455,000	30,181,000
Net (loss) income per share-diluted	$(0.07)	$0.12
Weighted average number of shares-diluted	33,455,000	30,336,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)

	Three months ended March 31
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,218,000)		$3,543,000
Adjustments to reconcile net income (loss) used in operation:
Depreciation - operating expenses	627,000		466,000
Depreciation - cost of sales	456,000		406,000
(Write back of allowance for doubtful accounts) Provision for bad debts	1,562,000		52,000-
Stock option compensation amortization	100,000		109,000
Loss on disposal of property and equipment	-		-
Changes in fair values of warrant derivatives	(14,000)		(511,000)
Changes in operating assets and liabilities:
Accounts receivable	(32,786,000)		(3,181,000)
Notes receivable	-		-
Inventories	28,026,000		(5,175,000)
Prepaid expenses and other current assets	8,000		(1,201,000)
Deposit with suppliers	(297,000)		739,000
Other tax refundable	1,388,000		-
Accounts payable	(1,640,000)		845,000
Customer deposits	1,005,000		639,000
Accrued expenses and other current liabilities	(294,000)		63,000
Income and other taxes payable/recoverable	2,232,000		(1,183,000)
Net cash used in operating activities	(1,845,000)		(4,389,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase of restricted cash	(30,767,000)		(42,545,000)
Purchase of property and equipment	(126,000)		(2,793,000)
Long term investment	(19,000)		-
Net cash used in investment activities	(30,912,000)		(45,338,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock , net of costs	-		10,441,000
Proceeds from exercise of options, net of costs	-		-
Bank borrowing proceeds	42,863,000		53,001,000
Bank borrowing repayments	(13,435,000)		(4,478,000)
Collateralized bank advances proceeds	3,171,000		-
Collateralized bank advances repayments	-		-
Repayments of capital lease obligations	(276,000)		(128,000)
Net cash provided by financing activities	32,323,000		58,836,000

EFFECT OF EXCHANGE RATES ON CASH	(140,000)		317,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(574,000)		9,426,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,743,000		4,524,000
		$
CASH AND CASH EQUIVALENTS AT END OF PERIOD	7,169,000		$13,950,000
	-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$358,000		$490,000
Cash paid for income tax	$1,348,000		$2,092,000

The accompanying notes are an integral part of these condensed consolidated financial statements.